UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2015

BE AT TV, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-186869	45-5355653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Ridge Street, North Sydney, Australia 2060
(Address of principal executive offices)

Registrant's Telephone Number, including area code:  +61 1300 34 44 35

13100 Boones Ferry Road, Lake Oswego, OR 97035
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[  ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective March 30, 2015, Paul Medley, age 52, was appointed as President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and a director of our company, and Linda Miller resigned from all officer positions. Ms. Miller subsequently resigned as a director of our company effective March 31, 2015. Mr. Medley is now the sole director and officer of our company.

Ms. Miller's resignation was not as a result of any disagreements between our company and Ms. Miller.

Mr. Medley has been the general manager of Ledgestone Pty Ltd. ("Ledgestone"), a debt collection and recovery company located in Artarmon, Australia, since August 2008. Mr. Medley is responsible for overseeing the business of Ledgestone, which is primarily focused on the purchase of books of debt from companies in a variety of industries, including banks and public companies in the utility and telecommunications sectors, and the subsequent collection of such debt. As our company is currently looking for new business opportunities, we concluded that Mr. Medley should serve as a director because of his years of management experience and his familiarity with various industry sectors. Ledgestone is not a parent, subsidiary or other affiliate of our company.

There were no material plans, contracts or arrangements (whether written or unwritten) to which Mr. Medley was a party, or in which Mr. Medley was a participant, with our company or any other person, prior to his appointment as a director and officer, nor has Mr. Medley entered into any such plans, contracts or arrangements in connection with his appointment. No grants or awards have been made to Mr. Medley in connection with his appointment.

Since the beginning of our last fiscal year, there have been no transactions, and there are no currently proposed transactions, in which our company was or is to be a participant, where the amount involved exceeds the lesser of: (i) $120,000 or (ii) one percent of the average of our total assets at year end for the last two completed fiscal years, and in which Mr. Medley had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BE AT TV, INC.

Per:	/s/ Paul Medley
Paul Medley
President, Chief Executive Officer,
Chief Financial Officer, Secretary, Treasurer and Director

Date: April 2, 2015